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                                                                     EXHIBIT 8-a

                      [LETTERHEAD OF SULLIVAN & CROMWELL]


                                                                   June 25, 1997


Allegheny Power System, Inc.,
   10435 Downsville Pike,
      Hagerstown, Maryland 21740.



Ladies and Gentlemen:

                  We have acted as tax counsel to Allegheny Power System, Inc., a Maryland corporation ("APS"), in connection with the filing of the Registration Statement on Form S-4 (the "Registration Statement") in respect of the common stock of APS to be issued in the proposed merger of AYP Sub, Inc., a Pennsylvania corporation to be organized as a wholly owned subsidiary of APS ("Merger Sub"), with and into DQE, Inc., a Pennsylvania corporation ("DQE"), with DQE being the surviving corporation (the "Merger"), as provided for in the Agreement and Plan of Merger (hereinafter the "Agreement"), dated as of April 5, 1997, among DQE, APS and Merger Sub. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Registration Statement or the appendices thereto (including the Agreement).

                  In connection with this opinion, we have assumed with your consent that (1) the Merger will be effected in accordance with the Merger Agreement and will qualify as a


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Allegheny Power System, Inc.                                                 -2-



merger under the laws of the Commonwealth of Pennsylvania, and (2) the statements set forth in letters to us from APS and DQE dated June 25, 1997, and June 25, 1997, respectively, were true and correct when made and will be true and correct as of the Effective Time and, as to statements qualified by the best knowledge of the management of APS or DQE, will be consistent with the underlying facts as of the Effective Time.

                  Based upon and subject to the foregoing assumptions, it is our opinion that

                  (i) the Merger will qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (ii) Allegheny, DQE and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

                  (iii) a DQE stockholder will not recognize gain or loss upon the exchange of DQE Common Stock solely for Allegheny Common Stock;

                  (iv) the payment of cash to a DQE stockholder in lieu of a fractional share interest in Allegheny Common Stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by Allegheny. The cash payment will be treated as having been received as a distribution in payment for the Allegheny Common Stock hypothetically redeemed as provided in Section 302 of the Code and, to the extent that such redemption is not treated as "essentially equivalent to a dividend" after giving effect to the relevant constructive ownership rules




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Allegheny Power System, Inc.                                                 -3-



of the Code, generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the tax basis of the fractional share of Allegheny Common Stock hypothetically redeemed;

                  (v) the aggregate tax basis of the Allegheny Common Stock to be received by a DQE stockholder, including any fractional shares deemed received, will generally be the same as the aggregate tax basis of the DQE stock surrendered in exchange therefor; and

                  (vi) the holding period of the Allegheny Common Stock received by a DQE stockholder, including any fractional shares deemed received, will include the period during which that stockholder held the DQE Common Stock surrendered in exchange therefor.

                  We express no opinion as to the effect of the Merger on APS or DQE in respect of (i) any asset as to which unrealized gain is required to be recognized for U.S. Federal income tax purposes at the end of each taxable year under a mark-to-market system or (ii) any obligation of APS (or any of its subsidiaries) or DQE (or any of its subsidiaries) that becomes an "intercompany obligation" within the meaning of Treasury Regulation Section 1.1502-13(g)(2)(ii) as a result of the Merger.




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Allegheny Power System, Inc.                                                 -4-


                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement, including the references under the captions "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER - General" and "THE MERGER AGREEMENT - Conditions". In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                                  /s/ SULLIVAN & CROMWELL